EXHIBIT INDEX

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99.1             Press  Release dated October 23, 1998






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                                  EXHIBIT 99.1


WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Oct. 23, 1998--Turbodyne Technologies Inc. (Nasdaq:TRBD, Easdaq:TRBD) announced today that the Company has been awarded two patents on NOx reduction technology dated June 30, 1998, and as recently as Oct. 20, 1998, with two additional patents pending.

The timely award of the patents coincides with the Associated Press report today of the Environmental Protection Agency's (EPA) move against diesel industry for violations of the NOx standards including fines of $83.4 million, allocation of $110 million for pollution research and a minimum of $850 million to improve pollution levels on new engines in addition to upgrading 1.1 million engines which are presently on the highways.

The move by the EPA is described as "the largest environmental enforcement action ever taken" reported the Associated Press.

Turbodyne NOx reduction technology has been developed jointly by the Southwest Research Institute (SWRI), a premier engine and pollution research facility. The technology was jointly developed in response to a program on behalf of all major diesel engine manufacturers worldwide at SWRI and all patents rights have been exclusively assigned to Turbodyne under the terms of the agreement.

Turbodyne is currently working closely with several engine manufacturers under evaluation programs to incorporate the Turbopac(TM) units for NOx reduction in their engines. Turbodyne technology was also recently evaluated with Environment Canada, exceeding the NOx reduction standards.

Turbodyne's breakthrough technology protected by more than 30 issued and pending patents, is capable of reducing all the major pollutants including; oxides of nitrogen (NOx), unburned hydrocarbons (HC), and carbon monoxide (CO), as well as black smoke and particulate matter (PM), while improving engine performance and fuel economy simultaneously.

Turbodyne's Chairman and founder Edward M. Halimi stated, "It is gratifying to see the results of years of research and substantial investment in our manufacturing capabilities by our stockholders, being recognized by the industry and environmental bodies worldwide."

"Our combined anti-pollution technology currently meets and exceeds the recent EPA standards for the year 2002," added Edward M. Halimi.

Turbodyne is positioned to implement its enabling technologies to meet Management's expected demand for the Company's products due to recent EPA actions, as well as, recent rulings in California, New York and other market areas for stringent compliance with environmental standards.





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Turbodyne's  technology is readily applicable as an easy retrofit product or for implementation by original OEM's. The largest impediment to emissions reduction to date has been reduced performance and the increased fuel consumption associated with the catalytic converter and other pollution control devices. Turbodyne technology improves performance and fuel economy while enabling new engine manufacturers and the aftermarket sector to meet the latest standards cost effectively.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, CA; Ensenada and Mexico City, Mexico; Vancouver, Canada; Northants, England; Paris, France and Frankfurt, Germany.

Please   visit   Turbodyne's   website.   The  world   wide  web   address   is:
http://www.turbodyne.com

Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the availability and acceptance of the Turbodyne products; the impact of competitive products and pricing; the performance by the company under existing purchase contracts and the ability to obtain new contracts, the ability of the company to contain expenses, conditions within the global automotive market, general economic conditions and political changes both domestically and overseas and other factors detailed from time to time in the company's SEC reports, including its 1997 Form 20-F.



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